EXHIBIT 99.1

Michael Lebby, CEO

Lightwave Logic, Inc.

1831 Lefthand Circle, Suite C

Longmont, CO 80501

May 1, 2017

Fellow Shareholders,

Today, with great pride I assume the post of CEO of Lightwave Logic.  I have been an independent board member since mid-2015, and I have personally seen the company move quickly and efficiently towards the commercialization of its polymer photonics materials under the leadership of Tom Zelibor and Jim Marcelli.  Going forward, Tom will remain as Chairman of the Board, and Jim will continue in the President/Chief Operating Officer role; both continuing to provide the valued and expert leadership we have all seen over the past few years. Lightwave Logic is in excellent health, and is ideally positioned to advance polymer photonics based technologies onto the world stage.

I am also proud to have Fred Leonberger as an outside board member (see Press Release dated March 29, 2017).  Fred is one of the most famous, and technically successful engineering leaders in the fiber communications business.  Fred is a veteran of this field and has driven many technical photonic device programs to product, both at JDSU, United Technologies, as well as other companies.  We are proud and privileged to have Fred on our team assisting both at the board level as well as part of our Operations Committee.

My enthusiasm for Lightwave Logic has been reinforced by the fact that we not only have achieved our stated milestones, but also have exceeded them and continue to exceed them.  The momentum is building and we believe that we are rapidly accelerating toward becoming a truly world-class polymer device revenue-generating enterprise, as can be seen by last week’s press release (dated April 26, 2017) which reports Lightwave Logic achieving high speed modulation enabling 25Gbps in our polymer based optical modulator.

For 2017, our development route is now clear.  We need to scale the performance of the ridge waveguide modulator to a point where customers will ask to evaluate the device.  As we noted in our December 27, 2016 press release, one of the major opportunities over the next decade is the 100Gbps node which is composed of 4 channels, each operating at 25Gbps)—and that is where we are focusing our development efforts.  Our press release last week reported that we now have seen high speed performance from our modulator to enable 100Gbps solutions in the market place, which is extremely exciting for us.  We intend to leverage significant advances in our organic polymer materials development to fully develop our P2IC™ (polymer PIC or polymer photonics integrated circuit) platform to address 4x25Gbps customer-ready devices that also can pass reliability and quality assurance metrics.

The opportunity that awaits us is large.  At the start of 2017, I took on the challenge to explore the market trends in the datacom and telecom market segments, and produced internal data to forecast which markets would be attractive to us over the next decade.  It quickly became evident that market demand for 100Gbps devices (using 25Gbps devices) is explosive with demand exceeding supply. We also saw the market upgrading device performance to 50Gbps to support the growing demand for 400Gbps data rates, especially in the data center segment of the market.  I look forward to sharing this data with you at our upcoming annual meeting of shareholders on May 18 in Boulder, Colorado.

The good news here is that we know our ridge waveguide modulator device is scalable, and capable of much more.  We are now capable of addressing the 100Gbps opportunity head-on through with 4 channels of 25Gbps.  We plan to focus the remaining part of 2017 on development work to optimize data rates and other performance parameters for the ridge waveguide modulator, and we will report on those milestones as we achieve them.

Marketing

Our marketing and communications efforts are planned to continue to expose Lightwave Logic to a much broader audience, both inside the datacom and telecom segments of fiber communications, but also outside of this market.  The company made two significant presentations to important industry audiences that showcased the promise of Polymer Photonic Integrated Circuits (P2ICTM) in 2016, and will look to make more presentations later in 2017 and 2018 as we complete more milestones in our device development program for the ridge waveguide modulator.  We continue to receive invites for presentations of our technology platform, and we expect this to increase as we report on our development progress.

We started early in 2016 by demonstrating that our organic polymer materials could withstand greater than 4,000 hours of photochemical stability (in nitrogen) - a key metric that determines the ultimate ability of our material to function in a commercial environment without degradation.  By year end 2016, we not only achieved our goals for a 2.5Gbps working ridge waveguide modulator, we exceeded them with modulator bandwidths that exceeded 5GHz and can support data rates of 10Gbps.  Again in 2017 we are ahead of schedule, and now with a 25Gbps capable modulator, we will continue to improve device performance for the remainder of 2017.

While our ridge waveguide modulator will be our primary area of device development, we will also further optimize our polymer materials and look to partner with companies to further the work on an ultra-miniaturized silicon photonics hybrid slot waveguide modulator.

Summary

The company under Tom and Jim’s leadership has benefited immensely over the past two years to bring polymer photonics to the forefront of the technology community and to demonstrate working polymer ridge waveguide modulators ahead of schedule.  Tom and Jim will continue their important leadership at Lightwave Logic as Chairman, and President/COO roles, respectively.  It is critical that Lightwave Logic continues this impressive technical progress.  My role is to take these exciting results with the assistance from Fred Leonberger and aim them towards product development.  We are attracting the brightest and best in the field who have recognized our technological achievements who now want to join us to commercialize our polymer photonics P2IC™platform.

2017 will be an important year for us as we progress our technology development further towards commercialization.  We still have many issues to address, specifications to hone, and performance to optimize; however, by 2018 we believe our company will be in a much stronger position to engage with large partners for business development opportunities.  Because the value proposition of our polymer technology is so compelling, we expect to attract enormous interest by potential partners.

Thank you,

Michael Lebby

CEO